Exhibit 99.1

News Release

Sunoco LP Announces 7.5% Increase in Quarterly Distribution

HOUSTON, Jan. 26, 2016 -- Sunoco LP (NYSE: SUN) announced that the Board of Directors of its general partner has declared a quarterly distribution for the fourth quarter of 2015 of $0.8013 per common unit, which corresponds to $3.2052 per common unit on an annualized basis.  This represents a 7.5 percent increase compared to the distribution for the third quarter of 2015 and a 33.6 percent increase compared with the fourth quarter of 2014.   This increase marks the eleventh consecutive quarter that Sunoco LP has raised its distribution.

The distribution will be paid on February 16, 2016 to common unitholders of record on February 5, 2016.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates more than 850 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites, both directly as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of Energy Transfer Partners, L.P. (NYSE: ETP).   SUN's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Scott Grischow, Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com